Exhibit 10.1

May 8, 2014

VIA EMAIL/ORIGINAL MAILED

Elizabeth M. Cholawsky
Santa Barbara, California

Dear Elizabeth,

On behalf of Support.com, Inc., a Delaware corporation (“the Company”), we are pleased to offer you the position of President and Chief Executive Officer, reporting to the Company’s Board of Directors (“Board”).  You will be assigned to our headquarters office at the address listed below. This offer is contingent upon the completion of background checks to the Company’s satisfaction as required by our internal procedures and regulatory requirements.  If you timely accept this offer, then subject to the contingent matters herein your start date is Friday, May 16, 2014 (“Start Date”).

The offer will include an annual equivalent base salary of three hundred sixty thousand dollars ($360,000.00). The base salary will be paid bi-weekly in accordance with the Company’s normal payroll procedures.

You will also be eligible for bonus compensation under the Company’s Executive Incentive Compensation Plan (“Incentive Plan”).  Your maximum annual bonus opportunity under the Incentive Plan will be sixty-five percent (65%) of your annual base salary (not including overachievement potential), for an annual equivalent On Target Earnings (“OTE”) of base salary plus Incentive Plan opportunity of five hundred ninety-four thousand dollars ($594,000.00).

The Incentive Plan has both a corporate performance component and an individual Management by Objectives (“MBO”) component as determined by the Compensation Committee of the Board in its sole discretion.   Any such bonus shall be paid following the close of the period when results are approved by the Compensation Committee and reported by the Company in accordance with its policies and procedures; provided that in no event will any such bonus be paid earlier than the first day following the end of the period to which the bonus relates, or later than March 15 of the year following the year to which the bonus relates.  To receive a bonus payment, you must be employed with the Company through the end of the period to which the bonus relates, currently based on calendar quarters.

On the condition that you accept this offer, your employment with the Company commences on the Start Date above, and all eligibility and background checks are completed satisfactorily, then, subject to the terms and conditions of the Company’s selected equity award plan (the “Stock Plan”) and the Company’s standard grant terms and conditions (contained in the applicable agreement), the Compensation Committee has approved grants, effective on your Start Date (the “Grant Date” for purposes of the grants) consisting of:

(i) an award of restricted stock units (“RSUs”) in the amount of two hundred eighteen thousand seven hundred fifty-two (218,752) shares of Company common stock vesting over four (4) years from the Grant Date in equal annual vesting tranches with 25% becoming vested on each of the first four (4) anniversaries of the Grant Date subject to continuous service; and

(ii) an award of performance-based stock options to purchase seven hundred fifty thousand (750,000) shares of the Company’s common stock that will vest over four (4) years with 25% becoming vested on the first  anniversary of the Grant Date and 1/48th becoming vested each month thereafter subject to continuous service, in accordance with the Company’s standard policies; the exercise price per share for these option grants will be set at the fair market value as defined in the Stock Plan (“FMV”) of the Company’s common stock on the Grant Date.  The performance-based stock options for 750,000 shares will be divided into three grants with a First Option Grant consisting of 150,000 option shares, a Second Option Grant consisting of 300,000 option shares, and a Third Option Grant consisting of 300,000 option shares (collectively the First, Second and Third Option Grants are referred to as the “Performance-Based Options”).  Notwithstanding the foregoing and as a condition of the Performance-Based Options, following performance targets and conditions (“Performance Targets”) apply:

(1)
the First Option Grant shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s common stock has first equaled or exceeded four dollars ($4.00) for twenty (20) consecutive trading days; and

(2)
the Second Option Grant shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s common stock has first equaled or exceeded six dollars and twenty-five cents ($6.25) for twenty (20) consecutive trading days; and

(3)
the Third Option Grant shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s common stock has first equaled or exceeded nine dollars and seventy-five cents ($9.75) for twenty (20) consecutive trading days.

In the event one or more Performance Target above is not met prior to a Change of Control, but a Change of Control occurs in a transaction in which our stockholders are all offered and receive a price per share for outstanding shares that equals or exceeds a Performance Target price as listed above, then, notwithstanding the absence of twenty (20) consecutive trading days at or above such Performance Target, it shall be deemed achieved for the purposes of these Performance-Based Options.

The Committee makes these grants with the Company’s standard executive “double-trigger” Change of Control acceleration provisions that can accelerate 100% of unvested/unreleased shares/options or other equity grants in the event of a Change of Control, as defined in our Stock Plan, if an Involuntary Termination (as defined in the Addendum attached hereto) occurs within one year of such Change of Control, PROVIDED, however, that notwithstanding any other provision of the Addendum or Stock Plan, the Performance-Base Options will be eligible for acceleration only if and to the extent the applicable Performance Targets have been met prior to the Change of Control or achieved as part of the Change of Control as described in the paragraph above.

Pursuant to the charter of the Compensation Committee, your performance and compensation terms will be reviewed at least annually.

You acknowledge and that compensation you receive from the Company may be subject by law to certain recoupment (“clawback”) requirements applicable to public companies.

As a Company employee, you will also be eligible to receive employee benefits under the terms of the Company’s standard employee benefits plans, which currently include health care (medical, vision, prescription drug, dental, hospital) and life and disability insurance (life, accidental death and dismemberment, long term disability, short term disability), 12 public holidays in accordance with the Company’s published schedule, other paid time off (“PTO”) up to twenty (20) days per year as approved, etc.  You should note that the Company reserves the right to modify all compensation and benefits from time to time, as it deems prudent and in the best interests of the Company.

You are also eligible for severance benefits as described in the attached Addendum.

In lieu of providing relocation assistance, and assuming you accept this offer and start work on or about the Start Date specified above, the Company will pay to you on or before May 30, 2014 a “Sign-On Bonus” of forty thousand dollars ($40,000), less applicable payroll withholding amounts.  In addition, the Company will also reimburse your reasonable out-of-pocket work-related air travel expenses from Santa Barbara to the San Francisco Bay Area while your relocation is pending for a period not to exceed six (6) months, after which you are expected to have completed your relocation here.  Further, the Company will reimburse your reasonable lodging expenses and meals in relation to such travel but only from your Start Date through the end of May 2014.  After that it is expected you will have established temporary housing on or before June 1, 2014 which is not reimbursable, but which you may choose to fund using part of the proceeds of the Sign-On Bonus.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

Your employment with us is contingent upon and at all times subject to your eligibility for employment as our President and CEO under state and federal law. Without limiting the foregoing, for purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us during your orientation period (schedule to be confirmed), or our employment relationship with you may be terminated.  Similarly, for the purposes of state law, because the Company is a registered “Alarm Company” in California with the Bureau of Security and Investigative Services (“BSIS”) as required by one or more program contracts, you will be required to provide to the Company documentary evidence of your identity and eligibility to serve as an officer of a registered Alarm Company.  Your employment with us is also contingent upon completion and verification, to the Company’s satisfaction, of full background checks as required by our internal procedures.

You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by the Company’s obligations, policies and procedures at all times. You will also be expected to sign and comply with a Confidential Information and Invention Assignment Agreement (the “CIIA”) that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-solicitation of our employees, and non-disclosure of proprietary information.  Your employment will be contingent upon and not be deemed effective until you have executed and returned the CIIA to the Company and all eligibility and background checks have been completed to the Company’s satisfaction.

As provided in the Addendum hereto, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration in Redwood City, California (or another mutually agreed upon location).  The Company agrees to pay the fees and costs of the arbitrator.   However, as also provided in the Addendum, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the other party’s intellectual property or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter before Thursday, May 8, 2014 by 5 p.m. Pacific Time and return it to my attention by email or fax using the contact information below.

This letter, along with the addendum and attachment hereto, equity grant agreements to be issued, and the CIIA, sets forth the terms of your employment with the Company (“Employment Agreement”) and supersedes any prior representations or  agreements, whether written or oral.  This Employment Agreement may not be modified or amended except by a written agreement, approved by the Compensation Committee of the Board, and signed by a designated representative of the Company and you.

We are excited to have you join Support.com, and we look forward to working with you.

Sincerely,

Support.com, Inc.

By Jim Stephens
Board Chairman and Interim Chief Executive Officer

By signing, I hereby accept, acknowledge and agree to the terms and conditions as stated above in this Offer Letter including the attached Addendum incorporated herein by reference.

On this day of May ___, 2014

                                                 _____________________________________
                                                 Elizabeth M. Cholawsky

OFFER LETTER ADDENDUM

Severance Provisions; Agreement to Arbitrate

On behalf of Support.com, Inc., a Delaware Corporation (“the Company”), we are pleased to offer you this addendum (“Addendum”) to your employment Offer Letter with the Company (collectively the Offer Letter and this Addendum are referred to herein as the “Agreement”).

This offer is intended to comply with the requirements of new Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), as applicable, but the Company does not guarantee the tax treatment associated with the terms set forth in this offer and by signing this offer you acknowledge and agree that you had an opportunity to consult counsel of your choice.  The terms of this Addendum when accepted by all parties by signing below supplement the Offer Letter by adding the following provisions:

Severance

If your employment with the Company terminates as a result of an Involuntary Termination and you execute and deliver to the Company the Company’s standard Release Agreement attached hereto as Attachment A (the “Release”) and that Release becomes effective and irrevocable within sixty (60) days following your termination date in accordance with applicable law, then you will become entitled to receive the following benefits:

(a)           On the first payroll date within the sixty (60) day period following the date of your Involuntary Termination on which the Release is effective, the Company shall pay to you a lump-sum payment equal to the sum of an amount equal to twelve (12) months of your base salary (at the rate in effect at the time of your termination), less applicable withholdings; and

(b)           Should you timely elect under Code Section 4980B to continue health care coverage under the Company’s group health plan for yourself, and/or your spouse and your eligible dependents following your Involuntary Termination, then the Company shall provide such continued health care coverage for you and your spouse and other eligible dependents at its sole cost and expense; such health care coverage at the Company’s expense shall continue until the earlier of (i) the expiration of the twelve (12) month period measured from the date of your Involuntary Termination and (ii) the first date you are covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.  For purposes of the foregoing, any Company payments for your continued health coverage will be treated as taxable compensation to the extent necessary to preclude a violation of Section 105(h) of the Code.  Additionally, if the Company determines at any time that it cannot make payments towards your health coverage as contemplated in this paragraph without violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), the Company will cease making payments for such coverage and will thereafter pay you a monthly taxable payment in a gross amount equal to the monthly cost for you to continue your coverage pursuant to Code Section 4980B as of your date of termination (for yourself, and/or your spouse and your eligible dependents, as applicable), with the monthly payments to cease at the end of the twelve (12) month period measured from the date of your Involuntary Termination regardless of whether you continue health care coverage through a Company plan or whether you receive other coverage.

Notwithstanding any provision in this Agreement to the contrary, the following special provisions shall govern the payment date of your cash severance payment in the event that payment is deemed to constitute an item of deferred compensation under Section 409A:

(i) The severance payment will be paid to you on the 60th day following your Separation from Service (subject to your timely execution and effectiveness of the Release), and

(ii)  Notwithstanding clause (i) above, no payments or benefits to which you become entitled under this letter agreement that constitute a deferral of compensation within the meaning of Section 409A shall be made or paid to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death, if you are deemed at the time of such Separation from Service to be a "key employee" within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2).  Upon the expiration of the applicable deferral period, all payments deferred pursuant to this paragraph shall be paid to you in a lump sum on the next scheduled payroll date.

Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A.

Agreement to Arbitrate

a. Mutual agreement to arbitrate and waive rights to trial by judge or jury.  In the event of any future dispute, controversy or claim that either party may have against the other, including the Company’s parent, subsidiaries, or affiliates or any of their officers, directors, shareholders, representatives, attorneys, agents, or assigns in their capacity as such or otherwise, arising from or relating to this Agreement or the CIIA,  its breach, any matter addressed by this Agreement or the CIIA, and/or my employment with the Company through my Separation Date, the Company and I agree to resolve any such dispute (collectively, the “Claims”) by arbitration in accordance with this Agreement.  Notwithstanding the foregoing, the parties agree that this “Agreement to Arbitrate” in this Addendum shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the other party’s intellectual property or proprietary information. In the event of any conflict between this “Agreement to Arbitrate” on the one hand, and any conflicting terms in the Offer Letter or CIIA, this “Agreement to Arbitrate” provision shall govern and control.

The Claims covered by this Agreement include, without limitation, claims arising out of contract law, tort law, common law, wrongful discharge law, privacy rights, statutory protections, constitutional protections, wage and hour law, California Labor Code protections, the California Fair Employment and Housing Act (which includes claims for discrimination or harassment on the basis of age, race, color, ancestry, national origin, disability, medical condition, marital status, religious creed, sex, pregnancy, gender, and sexual orientation), any similar state discrimination law, the California Family Rights Act, the federal Family and Medical Leave Act, the federal Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, claims for benefits (except when a benefit or pension plan specifies that its claims procedures shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance.

I acknowledge that any Claims I may have for workers’ compensation, state unemployment compensation benefits and/or state disability insurance are not covered by this Agreement.

I understand that, by this Agreement, the parties hereto are waiving their rights to have a Claim adjudicated by a court or jury.

b. Arbitration in accordance with JAMS Rules.  Except as otherwise provided herein, arbitration shall be in accordance with the then-current JAMS Employment Arbitration Rules and Procedures before a single neutral arbitrator who is selected in accordance with the Rules. The arbitration shall take place in a mutually agreed location. The arbitrator shall apply the substantive law of California, or federal law, or both, as applicable to the Claim asserted.  Each party shall have the right to take written discovery and depositions as provided for under the California Code of Civil Procedure, as well as to subpoena witnesses and documents for discovery and for arbitration. Each party shall be entitled to all types of remedies and relief otherwise available in court.

The arbitrator shall have the exclusive authority to resolve any dispute relating to the formation, interpretation, applicability, or enforceability of this Agreement, including, without limitation, any Claim that all or any part of this Agreement is void or voidable. The arbitrator’s decision shall be a reasoned decision in writing, revealing the essential findings and conclusions forming the basis of the award, and shall be final and binding on the parties.

c.           Costs and Fees.  If I allege a Claim constituting a violation of a statute relating to employment, including, without limitation, the California Fair Employment and Housing Act (or similar state statute), the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act, or the Americans with Disabilities Act, the Company will advance all costs of the arbitration that would not be incurred by the parties if the dispute were litigated in court, namely, the fees of the arbitrator and any arbitration association administrative fees and similar charges.

Except as set forth above, each party shall pay for its own costs, and attorney fees, if any. However, if any party prevails in a statutory Claim that affords the prevailing party attorney fees, the arbitrator may award reasonable attorney fees to the prevailing party in addition to any and all other remedies afforded by the relevant statute.

d.           Exclusive Forum.  Arbitration as described herein will be the exclusive forum for any Claims under the Employment Agreement.  The arbitration decision shall be final, conclusive and binding on both parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties further agree that the prevailing party in any such proceeding shall be awarded reasonable attorneys' fees and costs.

Definitions

For purposes of this Addendum, the following definitions shall be in effect:

“Involuntary Termination” means either: (a) that your employment is terminated by the Company without Cause or (b) that you resign for Good Reason (as defined below), but, for the avoidance of doubt, does not include a situation where you are deemed ineligible for the position offered under state or federal law or our internal procedures (i.e. background checks) as described in the Offer Letter.  You may terminate your employment hereunder for Good Reason upon satisfaction of the following requirements:  (A) notifying the Company within ninety (90) days after the occurrence of the act or omission constituting grounds for the Good Reason termination, (B) providing the Company at least thirty (30) days to correct such act or omission, and (C) upon the Company’s failure to take such corrective action within such thirty (30)-day period, giving the Company written notice of such Good Reason termination within five (5) business days thereafter, with such Good Reason termination to be effective immediately upon delivery of such notice to the Company.  In order to receive any benefits upon termination, (i) the Release must be signed by you and must become effective/irrevocable within sixty (60) days following your termination date in accordance with applicable law, and (ii) you must return all Company property.  An involuntary termination does not include a termination by reason of your death or Permanent Disability.

“Permanent Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of one hundred twenty (120) consecutive days because of your physical or mental impairment.

“Cause” means a determination in the reasonable good faith of the Company that you have: (a) engaged in any act of fraud, embezzlement or dishonesty or any other act in violation of the law that could cause harm to the operations or reputation of the Company; (b) materially breached your fiduciary duty to the Company; (c) unreasonably refused to perform the good faith and lawful instructions of your supervisor(s) (d) engaged in willful misconduct or gross negligence; (e) willfully breached the Employment, Confidential Information and Invention Assignment Agreement; or (f) made any willful unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary).  Further, “Cause” also includes a determination no later than sixty (60) days from your Start Date that you are not eligible for the position offered under state or federal law or our internal procedures (i.e. background checks) as described in the Offer Letter.

“Change of Control” has the meaning ascribed to such term in the Company’s Stock Plan selected for your equity awards.

“Good Reason” means (a) your employment duties or responsibilities are materially diminished by the Company without your prior written consent; (b) a material change in the geographic location of your place of employment (currently to be Redwood City, California) without your approval, with a relocation of more than fifty (50) miles to be deemed material for purposes of this addendum; (c) a material uncured breach by the Company of its obligations under the terms of this Offer Letter; or (d) a material reduction in the annual rate of your base salary or target bonus opportunity by the Company, without your written consent,

“Separation from Service” means your cessation of employee status and shall be deemed to occur at such time as the level of the bona fide services you are to perform in employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than 20% of the average level of services you rendered in employee status during the immediately preceding thirty-six (36) months (or such shorter period for which you may have rendered such service).  Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A as determined by the Company.

ATTACHMENT A
TO OFFER LETTER ADDENDUM

SUPPORT.COM RELEASE TERMS

General Release.  I, ELIZABETH M. CHOLAWSKY, on behalf of myself, my heirs, representatives and assigns, I hereby fully and forever release and discharge Support.com, Inc. (the “Company”) as well as its past and present affiliates, subsidiaries, agents, related entities, officers, directors, shareholders, employees, attorneys, insurers, predecessors, successors, representatives, heirs and assigns (collectively, “Releasees”), from any and all claims, causes of action, suits, debts, and demands of any and every kind, nature and character, presently known and unknown, arising from or relating to any act or omission occurring prior to the date I sign this Agreement (collectively, “Claims”).

Examples of Claims.  The Claims I am releasing and discharging include, but are not limited to, Claims arising from and related to my recruitment, hiring, employment and termination of employment with the Company, including Claims under federal, state and local non-discrimination laws such as Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement and Income Security Act of 1974 as amended (“ERISA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 as amended (“ADEA”), the Fair Employment and Housing Act and under any and all other applicable federal, state and local laws;  Claims for breach of express and implied contractual obligations, misrepresentation, infliction of emotional distress, violation of public policy, defamation, monetary damages and any other form of personal relief, attorneys’ fees and costs.

Known & Unknown Claims.  In furtherance of my intent to fully and forever release and discharge the Releasees from any and all Claims, “presently known and unknown,” I am waiving and releasing all rights and benefits afforded to me, if any, under Section 1542 of the California Civil Code, or under a comparable state law applicable to me.  I understand that California Civil Code Section 1542 provides as follows (parentheticals added):

A general release does not extend to claims which the creditor (e.g., me) does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor (e.g., the Company).

I understand that this means that, if I later discover facts different from or in addition to those that I now know or believe to be true, that my release and discharge of all Claims under this Agreement shall be and remain in full force and effect in all respects notwithstanding such different or additional facts or my later discovery of such facts.

Exclusions.  I understand that my release and discharge of all Claims under this Agreement excludes any claim(s) I may have for:

•	unemployment, disability and paid family leave insurance benefits, if any such benefit programs apply to me, pursuant to the terms of applicable state law;
•
workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code (or comparable law of another state applicable to me) under any worker’s compensation insurance policy or fund of the Company;

•	continued participation in the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA;”
•	any benefit entitlement(s) vested as of my Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company and governed by the federal law known as “ERISA”;

•	any stock and option shares vested as of my Separation Date, pursuant to the written terms and conditions of any stock and/or option grant by the Company to me existing before my Separation Date;
•	violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and

•	any wrongful act or omission by any Releasee occurring after the date I sign this Agreement.

Confidentiality.   I agree that I will not disclose to others the fact or terms of this Agreement, except that I may disclose such information to my spouse, and to my attorneys and accountants in order for them to render professional services to me.

Continuing Rights and Obligations.

I acknowledge and affirm that I have ongoing obligations to the Company after my Separation Date, under the Confidential Information and Invention Assignment Agreement that I signed in connection with my employment with the Company and a copy of which is attached hereto as Attachment 1 (“CIIA”).

I understand that nothing in this Agreement prevents or prohibits me from (i) filing a claim with a government agency that is responsible for enforcing a law, (ii) providing information regarding my former employment relationship with the Company, as may be required by law or legal process, or (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding pertaining to the Company.

However, I also understand that, because the Claims I am releasing and discharging under this Agreement include all claims “for monetary damages and any other form of personal relief” (see the section entitled “Examples of Claims” above), I may only seek and receive non-personal forms of relief through any claim I may file with a government agency.

I also understand and agree that, even if required by subpoena to provide testimony, or otherwise to cooperate, participate or assist in any legal, government or regulatory proceeding that pertains to my former employment with the Company, I shall promptly give written notice to the Company’s Chief Executive Officer (with attention to the Legal Department) that I have been requested or required to violate my CIIA in connection with or during such testimony, legal, government or regulatory proceeding, so that the Company may take legal action to protect its rights under my CIIA.

No Admission of Wrongdoing; No Disparagement.   I agree that neither the fact nor any aspect of this Agreement is intended, or should be construed at any time, to be an admission of liability or wrongdoing by either me or by any of the Releasees.  I further agree not to make, or encourage any other person to make, any negative or disparaging statements, as fact or as opinion, about any of the Releasees or their products, services, vendors, customers, or prospective customers, or any person acting by, through, under or in concert with any of them.

Agreement Deadline; Revocation Period; Effective Date.   I understand that:

I have been advised by the Company to consult with an attorney of my own choosing before signing this Agreement and returning it to the Company on or before the Agreement Deadline.

The last date I can sign this Agreement is fifty three (53) days after my Separation Date (“Agreement Deadline”).

For seven (7) days after the date I actually sign this Agreement, I may revoke it (“Revocation Period”).  If I revoke this Agreement, I must deliver written notice of my revocation to the Company, no later than the seventh day after the date I signed this Agreement.

The “Effective Date” of this Agreement will be the date I have signed it, provided that I have returned to the Company my signature agreement to this Agreement and I have not timely revoked it during the Revocation Period.  I understand that this Agreement, as signed by me, and any notice of revocation, should be delivered by U.S. mail, hand or overnight delivery or facsimile to the number below

Human Resources & Legal Departments, Support.com
900 Chesapeake, Redwood City, California 94063
Confidential Facsimile No:  650-482-3761

Section 409A.

a.           The parties hereto intend that all benefits and payments to be made hereunder will be provided or paid in compliance with all applicable provisions of section 409A of the Code and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Agreement shall be construed and administered in accordance with such intent.  The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, the section 409A of the Code in connection with, the benefits and payments to be provided or paid hereunder. Any such modification shall maintain the original intent and benefit of the applicable provision of this Agreement, to the maximum extent possible without violating section 409A of the Code.

b.           In accordance with Section 1.409A-3(d) of the Treasury Regulations, a payment under this Agreement will be treated as made on the designated payment date if the payment is made (i) at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in this Agreement or (ii) at a date no earlier than 30 days before the designated payment date (provided that I may not, directly or indirectly, designate the year of payment).

c.           Notwithstanding any provision in this Agreement to the contrary, the following special provisions shall govern the payment date of my cash severance payment in the event that payment is deemed to constitute an item of deferred compensation under Section 409A:

(i) The severance payment will be paid to you on the 60th day following my Separation Date (subject to my timely execution and effectiveness of this release), and

(ii)  Notwithstanding clause (i) above, no payments or benefits to which I become entitled under this Agreement that constitute a deferral of compensation within the meaning of Code Section 409A shall be made or paid to me prior to the earlier of (i) the expiration of the six (6)-month period measured from my Separation Date or (ii) the date of  my death, if I am deemed at the time of such separation from service to be a "key employee" within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2).  Upon the expiration of the applicable deferral period, all payments deferred pursuant to this paragraph shall be paid to me in a lump sum on the next scheduled payroll date.

Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A.

Complete Agreement; Changes.   In signing this Release Agreement and it becoming effective, I represent and warrant that I am not relying on any statements, representations, negotiations, promises or agreements that are not expressly set forth in this Release Agreement.  I also understand and agree that:

•	this Agreement contains my entire understanding, and the entire agreement by me, with respect to the matters covered herein; and
•
this Agreement merges, cancels, supercedes and replaces all prior statements, representations, negotiations, promises or agreements relating to the subjects covered by this Agreement that may have been made by any of the Releasees, including (but not limited to) my offer letter from the Company, except (i) my CIIA which remains in full force and effect in accordance with its terms, (ii) the benefit plans and agreements referenced in Section 3.c.(4)-(5), above, and (iii) any debt obligation I owe to the Company; and

•	this Agreement cannot be changed except by another written agreement signed by me and approved by the Compensation Committee of the Board.

I HAVE READ THE FOREGOING RELEASE AGREEMENT.  I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING THE RIGHT TO SUE FOR AGE DISCRIMINATION, HARASSMENT AND RETALIATION UNDER THE ADEA.  I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE SIGNING THIS RELEASE AGREEMENT, AND I HAVE BEEN ADVISED TO UNDERTAKE SUCH CONSULTATION.  I SIGN THIS RELEASE AGREEMENT FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

EMPLOYEE

[TO BE SIGNED IN THE EVENT OF A TERMINATION WITH SEVERANCE]

Dated:

Name:

Please return a signed copy to:

Human Resources & Legal Departments
Support.com, Inc.
900 Chesapeake, Redwood City, California 94063
Confidential Facsimile No:  650-482-3761